EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL EXPANDS ENROLLMENT IN
PHASE 3 INTERNATIONAL RIQUENT® STUDY

Patients to receive higher doses than in previous studies

SAN DIEGO, CA, August 9, 2006 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that it has reactivated enrollment in its Phase 3 trial of Riquent® (abetimus sodium) for the treatment of lupus renal disease. To date, the Company has activated 30 sites, 21 in the United States and 9 in Asia.

“This global Phase 3 study will be the largest clinical trial ever conducted in lupus patients with a history of renal disease,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “Of primary importance is the fact that we have worked with the U.S. Food and Drug Administration (FDA) and outside experts to optimize the design of the clinical trial to increase the potential for Riquent to address the significant unmet need in the treatment of lupus. We are aggressively moving forward to enroll patients now and expect to complete recruitment in the second half of 2007.”

In addition to sites in the United States and Asia, the Company is expanding the study to Europe and Mexico. A total of approximately 600 patients from about 100 clinical sites in more than 10 countries will be enrolled in this international study.

The current study follows a review of the Company’s New Drug Application for Riquent by the FDA, which informed the Company that Riquent was “approvable” subject to the successful completion of another Phase 3 clinical benefit trial. The approvable letter indicated that the current Phase 3 clinical trial would appear to satisfy this requirement.

The current trial is a double-blind, placebo-controlled, randomized trial designed to gain FDA approval for Riquent as a treatment for lupus renal disease, a leading cause of sickness and death in lupus patients. A differentiating feature of this trial is that it specifies two doses of Riquent that are higher than those used in previous studies. Previous research indicates that higher Riquent doses may further reduce levels of antibodies to double-stranded DNA (dsDNA), which are believed to cause lupus renal disease, and thus may increase the clinical benefit of treatment with Riquent.

Phase 3 Trial Overview

The protocol of the double-blind, placebo-controlled Phase 3 clinical trial was finalized under a Special Protocol Assessment (SPA) with the FDA and includes several modifications that are designed to improve the probability of demonstrating the clinical benefit of Riquent. The changes to the protocol incorporated in the current study are based on data generated during the Company’s previous Phase 2/3 and Phase 3 trials of Riquent. These changes include:

•	Twice as many patients will be treated with Riquent as will be treated with placebo (2:1 randomization). 80% of Riquent-treated patients will be treated with a higher dose than the previous Phase 3 trial – 40% of Riquent-treated patients will receive 300 mg of Riquent per week, 40% will receive 900 mg per week, and 20% will receive 100 mg per week, the dose used in previous trials. Furthermore, the Company believes that higher doses of Riquent should further reduce levels of antibodies to dsDNA, which may increase the clinical benefit of treatment with Riquent.

•	Approximately 600 patients will be enrolled in this trial, compared to approximately 300 patients in the previous Phase 3 study. Studying a larger number of patients should increase the likelihood of seeing a statistically significant difference between the Riquent-treated group and the placebo-treated group.

•	The primary endpoint of the study, time to renal flare, has been simplified by eliminating hematuria (blood in the urine) from the definition of a renal flare. Hematuria can be less specific and can occur due to conditions other than a renal flare.

•	The current trial will evaluate treatment for 12 months, as compared to the previous Phase 3 trial, which treated patients for up to 22 months.

•	The study entry criteria will further restrict the use of immunosuppressive agents. In the previous Phase 3 study, the use of these agents may have reduced the renal flare rate, especially in placebo-treated patients.

•	The trial will involve a greater number of nephrology clinics, which should allow the study to enroll more patients with impaired renal function. It is that specific group that showed increased benefit from Riquent treatment.

About Riquent

Riquent is the first drug candidate specifically developed for the treatment of lupus renal disease, a leading cause of sickness and death in lupus patients. The drug candidate has already been evaluated in 13 clinical trials over a 10-year time span that evaluated more than 800 patients and subjects. Riquent has been well tolerated in all of these studies, with no serious side effects identified to date. Riquent’s only known biological activity is the reduction of antibodies to dsDNA that are associated with the progression of lupus renal disease and renal flares. In all clinical trials where antibodies to dsDNA were measured, Riquent treatment has significantly reduced these antibody levels. Data generated from the Company’s previous Phase 2/3 and Phase 3 trials indicated that patients with lower antibody levels experienced significantly fewer renal flares and improved health-related quality of life.

About Lupus

Lupus (systemic lupus erythematosus) is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many develop the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its website: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, that could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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